Exhibit 99.1

[COMPANY LOGO]

NEWS RELEASE	CONTACT: Jennifer M. Davis
FOR IMMEDIATE RELEASE October 15, 2003	Sr. Manager, Investor Relations MGI PHARMA, INC. 212-697-1976 or 952-406-3100 IR@mgipharma.com

MGI PHARMA REPORTS 2003 THIRD QUARTER FINANCIAL RESULTS

—Aloxi™ Commercial Launch Underway—

MINNEAPOLIS, October 15, 2003—MGI PHARMA, INC. (Nasdaq: MOGN) today announced results for the third quarter ended September 30, 2003. Total revenues increased to $21.2 million in the third quarter of 2003 from $9.0 million in the third quarter of 2002. Product sales during the third quarter were $14.1 million and included $8.3 million in U.S. sales of Salagen® Tablets and $4.9 million in Aloxi™ stocking sales. Salagen sales during the third quarter of 2003 modestly exceeded underlying patient demand due to increases in distribution channel stocking. Accelerated recognition of $6.8 million of deferred revenue related to the termination of the Dainippon license agreement increased third quarter of 2003 licensing revenue to $7.1 million compared with $0.8 million in the third quarter of 2002.

Total costs and expenses increased to $32.8 million in the third quarter of 2003 from $12.4 million in the third quarter of 2002. Research and development expenditures in the third quarter increased significantly as a result of a one-time milestone payment of $11.0 million to Helsinn Healthcare SA for Food and Drug Administration (FDA) approval of Aloxi. SG&A expenses for the third quarter of 2003 were higher than the same period in 2002 due to costs associated with the launch of Aloxi. The Company reported a net loss of $11.4 million, or $0.40 per share, in the third quarter of 2003 compared to a net loss of $2.9 million, or $0.12 per share, in the third quarter of 2002.

Total revenues increased from $20.5 million in the first nine months of 2002 to $37.8 million in the first nine months of 2003. Total costs and expenses increased from $43.0 million in the first nine months of 2002 to $63.0 million in the first nine months of 2003. For the first nine months of 2003, MGI PHARMA’s net loss was $25.0 million, or $0.94 per share, compared to $21.5 million, or $0.86 per share, in the first nine months of 2002.

“The third quarter of 2003 was a very exciting and productive time for MGI PHARMA,” said Lonnie Moulder, president and chief executive officer. “I am pleased to report that the Aloxi launch is well underway, and we are very enthusiastic about the progress we have made to date. To accelerate the adoption of Aloxi within the oncology community, MGI now has agreements in place with the leading oncology drug distributors and group purchasing organizations, including a Partnership Agreement with US Oncology (USON). US Oncology’s network delivers care to over 15% of all newly diagnosed cancer patients. This agreement will enable us to work with USON’s affiliated physicians to improve the quality of care extended to cancer patients.”

Third Quarter Highlights

Aloxi™ Now Available For Cancer Patients

During the third quarter, the U.S. Food and Drug Administration (FDA) approved Aloxi at a dose of 0.25 mg for the prevention of acute nausea and vomiting associated with initial and repeat courses of moderately and highly emetogenic cancer chemotherapy, and for the prevention of delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy. Aloxi is the first 5-HT3 receptor antagonist to be indicated for the prevention of delayed chemotherapy-induced nausea and vomiting (CINV) caused by moderately emetogenic cancer chemotherapy. Following approval, MGI announced that sales and marketing of Aloxi began in the United States on September 15, 2003.

Data from a phase 3 study of Aloxi were recently published in the October edition of Annals of Oncology, volume 14: 1570-1577, 2003. This manuscript is titled “Palonosetron improves prevention of chemotherapy-induced nausea and vomiting following moderately emetogenic chemotherapy: results of a double-blind, randomized phase 3 trial comparing single doses of palonosetron with ondansetron.” This publication can be accessed online at http://annonc.oupjournals.org/.

Aloxi is contraindicated in patients known to have hypersensitivity to the drug or any of its components. It should be administered with caution in patients who have or may develop prolongation of cardiac conduction intervals, particularly QTc. Most commonly reported adverse reactions include headache (9%) and constipation (5%).

Follow-On Offering of Common Stock Completed

During the third quarter, MGI completed a follow-on public offering of 5.1 million shares of common stock at an offering price of $35.50 per share. Total net proceeds from the offering to MGI were approximately $168.6 million.

Management Promotion Announced

Stephen Waters, Ph.D. has been promoted to vice president, drug development. Dr. Waters joined MGI in October 1998, having served most recently as senior director, research and development.

2003 Financial Guidance

This section provides forward-looking information about MGI PHARMA’s financial outlook for 2003. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

We have updated our 2003 guidance to reflect the inclusion of Aloxi sales in our projections and certain cost savings in R&D. For the year ending December 31, 2003, we now expect:

—	Product sales to range from $37 million to $39 million;

—	Cost of product sales as a percent of sales revenue to be approximately 18 percent;

—	Licensing revenue to be approximately $9.5 million;

—	Selling, general and administrative expenses to be approximately $49 million;

—	R&D expense to range from $27 million to $29 million; and

—	Net loss to be approximately $37 million using the midpoints of guidance when ranges are provided.

We now expect sales of Aloxi in the first 12 months following launch to range from $50 to $55 million.

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, October 15, 2003 at 1:00 p.m. Eastern Time. The Company’s executive management team will review 2003 third quarter financial results, discuss operations, answer questions from analysts and investors, and provide guidance on MGI’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for 30 days.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI has a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI markets Aloxi™ (palonosetron hydrochloride) injection, Salagen® Tablets (pilocarpine hydrochloride), and Hexalen® (altretamine) capsules in the U.S. The Company directly markets its products in the United States and collaborates with partners in international markets. For more information about MGI, please visit the Company’s Web site at www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the

Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the successful commercialization of Aloxi in the United States; continued sales of MGI PHARMA’s marketed products; the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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MGI PHARMA, INC.

Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Revenues:
Sales	$8,223,368	$14,092,004	$18,174,858	$28,763,991
Licensing	824,196	7,109,046	2,361,806	9,065,641

	9,047,564	21,201,050	20,536,664	37,829,632

Costs and Expenses:
Cost of sales	950,202	2,736,651	2,392,531	4,460,940
Selling, general and administrative	6,639,489	14,545,515	21,150,169	34,747,146
Research and development	4,508,089	15,223,561	18,562,483	22,855,816
Amortization	295,495	295,495	886,484	886,484

	12,393,275	32,801,222	42,991,667	62,950,386

Loss before interest and taxes	$(3,345,711)	$(11,600,172)	$(22,455,003)	$(25,120,754)
Interest income	400,798	429,193	963,472	848,417
Interest expense	0	(249,391)	0	(748,172)

Net loss	$(2,944,913)	$(11,420,370)	$(21,491,531)	$(25,020,509)

Net loss per common share:
Basic	$(0.12)	(0.40)	$(0.86)	(0.94)
Assuming dilution	$(0.12)	(0.40)	$(0.86)	(0.94)
Weighted average number of common shares:
Basic	25,163,613	28,687,264	25,087,416	26,488,273
Assuming dilution	25,163,613	28,687,264	25,087,416	26,488,273

Balance Sheet Data

(Unaudited)

	December 31, 2002	September 30, 2003
Cash and marketable investments	$60,472,901	$202,639,160
Total assets	80,480,376	228,100,915
Total stockholders’ equity	36,603,535	191,135,513

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